UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2017

AmTrust Financial Services, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

59 Maiden Lane, 43rd Floor, New York, New York 10038

(Address of principal executive offices) (Zip Code)

(212) 220-7120

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 under the Securities Act (17 CFR 230.405) or Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

On November 3, 2017, AmTrust Financial Services, Inc. (the “Company”) and Mayfield Holdings LLC (“Mayfield”), entered into a Contribution and Stock Purchase Agreement (the “Acquisition Agreement”) with FeeCo Holdings LP (“Investor”), a newly-formed investment vehicle owned by affiliates of Madison Dearborn Partners, related to the Investor’s acquisition of a majority interest in the portion of the Company’s U.S. fee-based business that (a) acts as a managing general agent for the distribution, underwriting and procurement of property and casualty insurance on behalf of certain affiliates of the Company and other insurance carriers and (b) designs, develops, markets and acts as a third party administrator for programs for service contracts, limited warranties and replacement plans as further described in the Acquisition Agreement (the “Business”). The transaction values the Business at $1,150 million.

Under the terms of the Acquisition Agreement, it is anticipated that (1) Investor will contribute to Mayfield $210 million in cash in exchange for 51% of the common units of Mayfield (an entity formed to hold the Business), (2) the Company will, directly or indirectly, contribute into Mayfield a portion of the entities comprising the Business in exchange for 49% of the common units of Mayfield (with an implied value of approximately $200 million) and (3) one or more subsidiaries of Mayfield will acquire from the Company, directly or indirectly, the remaining portion of the entities comprising the Business in exchange for a base cash purchase price of approximately $950 million (using proceeds from the cash contribution from Investor and the third-party indebtedness described below). The cash purchase price will be subject to customary purchase price adjustments based upon the amount of cash, indebtedness, transaction expenses and net working capital of Mayfield and its subsidiaries at the closing of the transactions relative to a target amount. In connection with the transaction, it is expected that one or more subsidiaries of Mayfield will incur new third-party indebtedness of approximately $750 million.

Following the closing of the transaction, the Company intends to cease consolidating the results of the Business within its financial statements and will report its ownership interest in Mayfield using the equity method of accounting.

Closing of the transaction is expected to occur in the first half of 2018, and is subject to certain customary conditions, including: (i) receipt of consents, authorizations and approvals from governmental authorities, including antitrust and insurance regulatory authorities; (ii) completion of certain internal restructuring steps; (iii) certain third-party consents and (iv) certain other customary closing conditions.

The Acquisition Agreement contains customary representations, warranties and covenants of the Company, Mayfield and the Investor. The Acquisition Agreement contains customary termination rights for both the Company and the Investor and provides that, upon termination of the Acquisition Agreement under specific circumstances relating to a breach of the Acquisition Agreement by the Investor or if the new third-party debt financing to be incurred in connection with the transaction is unavailable at the closing, the Investor will be obligated to pay the Company a termination fee of approximately $38 million. Each of the Company, the Investor and Mayfield has agreed to provide indemnification for certain breaches of the Acquisition Agreement and in respect of specified liabilities.

At the closing of the transaction, the Investor and the Company, or certain of their affiliates, and Mayfield will enter into an amended and restated limited liability company agreement of Mayfield (the “LLC Agreement”), the form of which is contemplated by the Acquisition Agreement. Pursuant to the LLC Agreement, the Company will be entitled to appoint three of Mayfield’s seven board members. Three of the remaining four directors will be designated by the Investor, with the chief executive officer of Mayfield, who will be appointed by the Investor, serving as the seventh director. Pursuant to the LLC Agreement, prior to an initial public offering of Mayfield, so long as either the Company or the Investor and their respective affiliates own at least 25% of the total outstanding equity of Mayfield (excluding ownership by management), the consent of such party will be needed for certain significant company actions not contemplated by Mayfield’s then applicable plan and budget, including issuances of equity, acquisitions, divestitures or capital expenditures over certain dollar value thresholds, any liquidation or dissolution and the incurrence of significant indebtedness, in each case subject to certain exceptions. Pursuant to the LLC Agreement, the Company and the Investor will also have preemptive rights to purchase their pro rata portion of any new units proposed to be issued by Mayfield in the future, subject to certain exceptions.

The LLC Agreement will include certain restrictions on the ability of each of the Company and the Investor to transfer their respective equity interests in Mayfield. Transfers by the Company and the Investor to non-affiliates will generally be restricted for the first five years after closing, subject to limited exceptions. After the fifth anniversary of the closing, transfers by the Company and the Investor of all (but not less than all) of their equity interests will generally be permitted, subject to a right of first offer and customary participation rights of the other party. Notwithstanding the foregoing, (i) the Investor will have the right to cause a sale of Mayfield in its entirety after the third anniversary of the closing (subject to a minimum return threshold) and after the fifth anniversary of the closing (without a minimum return threshold) and (ii) the Company will have the right to cause a sale Mayfield in its entirety after the fifth anniversary of the closing (subject to certain minimum return thresholds), in each case subject to a 25% ownership requirement (excluding ownership by management) to exercise such rights.

After the third anniversary of the closing of the transaction, the Investor will have the right to cause an initial public offering of Mayfield or a successor (subject to a minimum return threshold), so long as the Investor owns at least 25% of the outstanding equity of Mayfield (excluding ownership by management). After the fifth anniversary of the closing of the transaction, either the Company or the Investor will have the right to cause an initial public offering of Mayfield or a successor, so long as the applicable party owns at least 25% of the outstanding equity of Mayfield (excluding ownership by management). Each party will be granted customary registration rights in connection with, and following, an initial public offering.

Pursuant to the LLC Agreement, the Company and its controlled affiliates are required to present competing managing general agent and other acquisition opportunities to Mayfield. This right of first offer is for a maximum of five years from closing and excludes certain types of businesses and is subject to certain size of acquisition thresholds. Likewise, if Mayfield makes an acquisition that is sourced by the Company or its controlled affiliates and that Mayfield would not otherwise have had the opportunity to purchase, the Company or its controlled affiliates will be offered the opportunity to issue insurance business distributed by that acquired company, subject to certain exceptions.

Pursuant to the LLC Agreement, the Company and its controlled affiliates will have a right of first offer to issue new or replacement insurance contracts or contractual liability insurance policies distributed by MGAs that are included in Mayfield at closing and MGAs acquired by Mayfield pursuant to the immediately preceding paragraph, subject to certain exceptions.

If, upon a sale of Mayfield, the proceeds received by the Investor result in the Investor realizing an internal rate of return on its investment in Mayfield in excess of an agreed threshold, then the Company will receive an additional portion of the proceeds from Mayfield of such sale in excess of its pro rata share.

The foregoing description of the Acquisition Agreement and certain related documents is included to provide summary information regarding the terms of the transaction. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Acquisition Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

On November 6, 2017, the Company issued a press release announcing entry into the Acquisition Agreement, a copy of which is attached as Exhibit 99.1 to this report on Form 8-K. A supplemental slide presentation is available on the Company’s website.

Item 8.01. Other Events

On November 3, 2017, the Company received consents to enter into the Acquisition Agreement from JPMorgan Chase Bank, N.A., the administrative agent for the Company’s $350 million syndicated credit facility, and ING Bank N.V., London Branch, administrative agent for the Company’s £515 million Funds at Lloyd’s facility. The Company will enter into amendments to both agreements to incorporate these consents prior to closing of the transaction described under Item 1.01 above.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
2.1	Contribution and Stock Purchase Agreement, dated as of November 3, 2017, by and between FeeCo Holdings LP, a Delaware limited partnership, Mayfield Holdings LLC, a Delaware limited liability company and AmTrust Financial Services, Inc. (Certain of the schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but the Company undertakes to furnish a copy of the schedules or similar attachments to the Securities and Exchange Committee upon request.)

99.1	Press Release issued by AmTrust Financial Services, Inc., dated November 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Dated:	November 6, 2017	By:	/s/ Adam Karkowsky
		Name:	Adam Karkowsky
		Its:	EVP, Chief Financial Officer